Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 62 to the Registration Statement on Form N-1A of Fidelity Securities Fund: Fidelity Dividend Growth Fund, Fidelity Growth & Income Portfolio, and Fidelity Leveraged Company Stock Fund of our reports dated September 3, 2004, and Fidelity Blue Chip Value Fund of our report dated September 14, 2004 on the financial statements and financial highlights included in the July 31, 2004 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
September 27, 2004